Exhibit 10.2

Form of Amendment

Quad/Graphics, Inc.

AMENDMENT NO. 1
TO
EMPLOYMENT AGREEMENT

This Amendment No. 1 (the "Amendment") to the Employment Agreement, dated      (the "Agreement"), by and between Quad/Graphics, Inc. (the "Company") and _______ ("Executive"), is effective ___________, 2016.

WITNESSETH:

WHEREAS, the Company and the Executive desire to amend the Agreement; and

WHEREAS, the parties reserved the right to amend the Agreement pursuant to Section 13(e) thereof.

NOW, THEREFORE, pursuant to Section 13(e) of the Agreement, and effective as of __________, 2016, the parties hereby amend the Agreement as follows:

1. The following new Section 1(c) is added immediately following Section 1(b) of the Agreement:

"(c) Change in Control Extension. Notwithstanding the provisions of Section 1(a) and 1(b) above, in the event that a Change in Control occurs during the term of the Executive's employment under this Agreement, upon the effective date of such Change in Control, the term of this Agreement shall automatically and irrevocably be extended for a period of two years from the effective date of such Change in Control. Further, this Agreement shall be assumed and continued to the extent required by Section 13. This Agreement shall thereafter automatically terminate following such two year Change in Control extension period."

[For Mr. Fowler only: Section 2(a) is deleted in its entirety and replaced with the following:

"(a)    Position, Duties and Location. Executive shall serve the Company as its Vice Chairman and Executive Vice President of Strategy and Corporate Development, with responsibility for the Company's strategy and corporate development, and in such other capacities consistent with Executive's role as Vice Chairman and Executive Vice President of Strategy and Corporate Development as may be reasonably assigned from time to time to Executive by the Company's Chairman, Chief Executive Officer or Board of Directors. Executive's principal place of employment shall be, and since January 1, 2016 has been, based in ________ Florida. Executive shall travel to such other places, including, without limitation, the site of such facilities of the Company and its Affiliates as are established from time to time, at such times as are advisable for the performance of Executive's duties and responsibilities under this Agreement."]

2. The following is added to the end of Section 6(a):

"In addition, if the Executive's employment with the Company pursuant to this Agreement is terminated by the Company for Cause or by the Executive for any reason other than Good Reason or by reason of the Executive's death or Disability, then, subject to any contrary provisions in the documents governing the applicable bonus or long-term incentive compensation arrangements, Executive shall be deemed to have forfeited the right to receive all amounts accrued during the fiscal year of termination under the bonus and long-term incentive compensation arrangements described in Section 3(b) and the Company shall have no obligation to pay the Executive any amounts arising under such arrangements. Upon the termination of the Executive's employment with the Company pursuant to this Agreement due to death or Disability, the Executive (or his beneficiaries or estate) shall, subject to any provisions in the documents governing the applicable bonus or long-term incentive compensation arrangements that are more favorable to the Executive, be entitled to receive all amounts accrued under the bonus and long-term incentive compensation arrangements described in Section 3(b) in proportion to the number of days worked in the relevant year, with the bonus and incentive compensation amounts determined by the Compensation Committee of the Company's Board of Directors at a time and in a manner consistent with the arrangements then in effect with any similar awards given to other executive officers."

3. Sections 6(b), 6(c), 6(d) and 6(e) of the Agreement are deleted in their entirety and replaced with the following:

"(b) Release and Waiver. As a condition to receiving benefits under either Section 6(c) (other than Section 6(c)(i) to the extent required by law) or Section 6(d) (other than Section 6(d)(i) to the extent required by law) herein, Executive shall be obligated to execute a general release of claims in favor of the Company, its current and former affiliates and shareholders, and the current and former directors, officers, employees, and agents of the Company in a form acceptable to the Company. The general release of claims must be provided to the Company prior to the thirtieth (30th) day following Executive's Qualifying Termination Date; provided that the Company provides the form of release to the Executive within fifteen (15) days following the Qualifying Termination Date.

(c) Qualifying General Severance Termination. In the event Executive's employment is terminated in a Qualifying General Severance Termination, the Company shall provide Executive with the following:

(i)A lump‑sum amount paid promptly following Executive's Qualifying Termination Date equal to the Executive's unpaid Base Salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the Qualifying Termination Date.

(ii)An amount equal to the product of (A) the Executive's General Severance Multiple and (B) the sum of the following: (1) the Executive's Termination Base Salary and (2) the Executive's annual target bonus opportunity in the year of termination, paid in substantially equal installments in accordance with the Company's customary payroll practices over the [twenty-four (24)] [OR] [eighteen (18)] month period commencing on the first payroll date following the sixtieth (60th) calendar day after the Qualifying Termination Date. The term 'General Severance Multiple' shall mean [two (2)] [OR] [one and one-half (1.5)].

(iii)A lump sum amount, if any, paid within two and one half months after the end of the calendar year that includes Executive's Qualifying Termination Date, equal to the actual bonus that would have been payable to the Executive for the calendar year that includes the Termination Date based on actual performance if the Executive had remained employed through the end of such calendar year; provided however, that such amount shall be adjusted on a pro rata basis based on the number of days the Executive was actually employed during the bonus plan year in which the Qualifying General Severance Termination occurs.

(iv)Group health, dental and life insurance benefits for [twenty-four (24)] [OR] [eighteen (18)] months following the Qualifying Termination Date to the extent that such benefits were in effect for the Executive and his family as of the Qualifying Termination Date, subject to the Executive's timely election of group health and/or dental continuation coverage pursuant to COBRA or similar state laws and timely payment of his share of the applicable premiums at the same rate (if any) he was paying before the Qualifying Termination Date. Benefit continuation under this paragraph shall be concurrent with any coverage under the Company's plans pursuant to COBRA or similar state laws. Such benefits shall be terminated to the extent permitted by COBRA (for health and dental coverage) at such time as Executive has obtained new employment and is covered by benefits which in the aggregate are comparable to such continued benefits. The Executive shall promptly notify the Company when he becomes employed after the Qualifying Termination Date and shall provide such reasonable cooperation as the Company requests with respect to determining whether the Executive is covered by comparable benefits with such new employer. If provision of health or dental benefits under this paragraph would subject the Company or its benefits arrangements to a penalty or adverse tax treatment, then the Company shall provide a cash payment to the Executive in an amount reasonably determined by the Company to be equivalent to the portion of the COBRA premiums that the Company would have paid for such benefits.

(v)Outplacement services through the provider of the Company's choice with the total cost not to exceed $50,000. In no event shall such outplacement services continue for more than two (2) years following Executive's Qualifying Termination Date.

(vi)Except as otherwise provided in Section 6(h), outstanding long-term incentive awards shall be paid pursuant to the long-term incentive plan under which the award was granted, the related award agreement or the discretion of the Company's Board of Directors.

(d) Qualifying Change in Control Termination. In the event Executive's employment is terminated in a Qualifying Change in Control Termination, the Company shall provide Executive with the following:

(i)A lump‑sum amount paid promptly following Executive's Qualifying Termination Date equal to the Executive's unpaid Base Salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the Termination Date.

(ii)A lump‑sum amount paid on the sixtieth (60th) calendar day following Executive's Qualifying Termination Date equal to the product of (A) the Executive's Change in Control Severance Multiple and (B) the sum of the following: (1) the Executive's Termination Base Salary and (2) the Executive's annual target bonus opportunity in the year of termination (or, if more favorable to the Executive, the Executive's annual target bonus opportunity for the year of the Change in Control); provided that, to the extent such amount, together with any other amounts required to be aggregated with such amount under Code Section 409A, exceeds the amount that is exempt from Code Section 409A, such excess shall be paid in installments on the schedule provided for in the Agreement prior to its amendment to the extent required for compliance with Code Section 409A, subject to any six-month delay required by Code Section 409A. The term 'Change in Control Severance Multiple' shall mean [three (3)] [OR] [two and one-half (2.5)] [OR] [two (2)].

(iii)A lump‑sum amount paid on the sixtieth (60th) calendar day following Executive's Qualifying Termination Date, equal to the Executive's then current target bonus opportunity established under the bonus plan in which the Executive is then participating, for the plan year in which a Qualifying Change in Control Termination occurs (or, if the target bonus opportunity has not yet been established for such plan year, the target bonus opportunity for the prior year), adjusted on a pro rata basis based on the number of days the Executive was actually employed during the bonus plan year in which the Qualifying Change in Control Termination occurs; provided that, to the extent such amount, together with any other amounts required to be aggregated with such amount under Code Section 409A, exceeds the amount that is exempt from Code Section 409A, such excess shall be paid in installments on the schedule provided for in the Agreement prior to its amendment to the extent required for compliance with Code Section 409A, subject to any six-month delay required by Code Section 409A.

(iv)A lump‑sum amount paid on the sixtieth (60th) calendar days following Executive's Qualifying Termination Date equal to the product of (i) the Executive's Change in Control Severance Multiple (as defined in 6(d)(ii)) and (ii) the employer contributions for the Executive's medical and life insurance coverage in effect for the year of termination; provided that, to the extent such amount, together with any other amounts required to be aggregated with such amount under Code Section 409A, exceeds the amount that is exempt from Code Section 409A, such excess shall be paid in installments on the schedule provided for in the Agreement prior to its amendment to the extent required for compliance with Code Section 409A, subject to any six-month delay required by Code Section 409A. For purposes of calculating this benefit, the employer contribution should be based on the same coverage level and cost to the Executive as in effect immediately prior to the Executive's Qualifying Termination Date.

(v)Outplacement services through the provider of the Company's choice with the total cost not to exceed $50,000. In no event shall such outplacement services continue for more than two (2) years following Executive's Qualifying Termination Date.

(vi)Full vesting of Executive's accrued benefit as of the Executive's Qualifying Termination Date under the Company's Supplemental Executive Retirement Plan (or any successor plan thereto).

(vii)Except as otherwise provided in Section 6(h), outstanding long-term incentive awards shall be paid pursuant to the long-term incentive plan under which the award was granted, the related award agreement or the discretion of the Company's Board of Directors."

4. Sections 6(f) and 6(g) are re-lettered to Sections 6(e) and 6(f), respectively.

5. Section 6(h) is re-lettered to Section 6(g) and amended and restated in its entirety to read as follows:

"(g)    Change in Control. Upon the consummation of a Change in Control following a Qualifying Termination Date, the remaining cash portion of any severance benefits payable hereunder shall be immediately due and payable in full."

6. Sections 6(i) and 6(j) are re-lettered Sections 6(h) and 6(i), respectively, and the reference to "Section 6(b)" in Section 6(i) (as re-lettered) shall be replaced with a reference to "Section 6(c) or (d)".

7. Sections 7 and 8 are deleted and replaced with the phrase "Intentionally Left Blank."

8. Section 9 is amended and restated in its entirety to read as follows:

"9.    Confidentiality and Noncompetition. During Executive's employment under this Agreement and in the event the Executive has a termination of employment (regardless of whether the Executive becomes entitled to receive Change in Control Severance Benefits or General Severance Benefits as provided herein), the following shall apply:

(a)    Noncompetition. Executive acknowledges that he has obtained and will continue to obtain during employment with the Company, knowledge of Protected Information and Trade Secrets, and had personal involvement in the Company's customer relationships, that would, in the event Executive were to unfairly use or disclose that Protected Information or Trade Secrets or employ that personal involvement on behalf of a competitor of the Company or of any Applicable Affiliate, cause irreparable harm to the Company and/or the Applicable Affiliates. In return for at-will employment with the Company, and in consideration of the Company's providing this Agreement as amended, during the Executive's employment and for a period of twenty-four (24) months after the Executive's Qualifying Termination Date (the "Noncompete Period"), the Executive shall not directly or indirectly (as a director, officer, employee, shareholder, investor, partner, consultant or otherwise) provide services under circumstances in which (i) disclosure or use of Protected Information or Trade Secrets known to Executive or (ii) use of Executive's personal involvement in the Company's or any Applicable Affiliate's customer relationships would reasonably be considered competitively beneficial to any other company, business, person or entity (including the Executive) who/which: (A) produces or sells, or plans to produce or sell, Restricted U.S. Products/Services within the continental United States, (B) produces or sells, or plans to produce or sell, Restricted Foreign Products in any country of the world in which the Applicable Foreign Affiliates sold products or services during the twenty-four (24) months prior to Executive's Qualifying Termination Date, or (C) produces or sells, or plans to produce or sell, Other Restricted Products/Services in either the continental United States or in any country of the world in which the Applicable Foreign Affiliates sold products or services during the twenty-four (24) months prior to Executive's Qualifying Termination Date.
Nothing in this Agreement shall prohibit Executive's ownership of securities of a corporation that is listed on a national securities exchange or traded in the national over-the-counter market in an amount that does not exceed (together with any indirect or attributed ownership) five percent (5%) of the outstanding shares of any such corporation.

(b)    Nonsolicitation of Customers. For a period of twenty-four (24) months after the Executive's Qualifying Termination Date, the Executive shall not solicit, for the purpose of selling Restricted Products/Services, any customer of the Company:

(i)to whom/which the Company or its Applicable Affiliates have sold or provided Restricted Products/Services during the twenty-four (24) months prior to the Executive's Qualifying Termination Date; and

(ii)with respect to whom/which the Executive received Protected Information or had substantial personal involvement in the customer relationship during the twenty-four (24) months prior to the Executive's Qualifying Termination Date.

(c)    Nonsolicitation of Employees and Contractors. During the Executive's employment and for a period of twenty-four (24) months after the Executive's Qualifying Termination Date, the Executive shall not directly or indirectly:

(i)solicit any individual who is employed or engaged as a contractor by the Company or the Applicable Affiliates and is someone with whom the Executive had personal contact or about whom Executive has learned (by name or by role) because of Executive's access to Protected Information during the twenty-four (24) months prior to the Executive's Qualifying Termination Date (an "Employee/Contractor") for employment with, or as a provider of services to, a company, business, entity or person who competes with the Company or the Applicable Affiliates;

(ii)engage in discussions encouraging any Employee/Contractor to terminate his/her employment or engagement with the Company or any Applicable Affiliates;

(iii)in any way prompt any Employee/Contractor to diminish the services he/she/it provides to the Company or any Applicable Affiliates; or

(iv)assist any third party with respect to any of the foregoing.

Notwithstanding the foregoing, nothing in this section shall:

(x)
prohibit the Executive from offering employment to, or having an independent contractor relationship with, any such person who initiates employment or independent contractor relationship discussions with Executive's then-current employer without any direct or indirect solicitation or involvement by Executive; or

(y)
during the term of the Executive's employment with the Company, restrict the Executive from encouraging any Employee/Contractor of the Company or any Applicable Affiliate to resign or terminate his/her/its contractual relationship with the Company or any Applicable Affiliate, or from terminating any Employee/Contractor of the Company or any Applicable Affiliates, provided that such discussions are in the best interest of the Company or the Applicable Affiliates.

(d)    Confidentiality. The Company has advised the Executive and the Executive acknowledges that it is the policy of the Company to maintain as secret and confidential all Protected Information and that Protected Information has been and will be developed at substantial cost and effort to the Company and the Applicable Affiliates. The Executive shall not, at any time during the Executive's employment with the Company or its Affiliate, and for a period of twenty-four (24) months after the Executive's Qualifying Termination Date, directly or indirectly, divulge, furnish, or make accessible to any person, firm, corporation, association, or other entity (otherwise than as may be required in the regular course of the Executive's employment), any Protected Information, or cause any such Protected Information of the Company or an Applicable Affiliate to enter the public domain. Notwithstanding the limitations set forth above, the Executive understands and agrees to maintain the secrecy of, and not to misappropriate, threaten to misappropriate or provide any assistance to anyone seeking to ascertain or reverse engineer, any Trade Secret of the Company or any Applicable Affiliates without limitation, except as provided under applicable trade secret law. This Agreement is in addition to and not in lieu of any obligations to protect the Company's Trade Secrets and Protected Information pursuant to the Company's written policies concerning Trade Secrets and Protected Information. Notwithstanding anything in this Agreement to the contrary, nothing herein is intended to discourage or restrict the Executive from reporting any theft of Trade Secrets pursuant to the Defend Trade Secrets Act of 2016 ("DTSA") or other applicable state or federal law. The DTSA prohibits retaliation against an employee because of whistleblower activity in connection with the disclosure of Trade Secrets, so long as any such disclosure is made either (i) in confidence to an attorney or a federal, state, or local government official and solely to report or investigate a suspected violation of the law, or (ii) under seal in a complaint or other document filed in a lawsuit or other proceeding. Nothing in this Agreement shall limit, curtail or diminish the Company's statutory rights under the DTSA, any applicable state law regarding trade secrets or common law.

(e)    Executive Acknowledgement. Recognizing the specialized nature of the Company and the Applicable Affiliates, Executive acknowledges and agrees that the duration, geographic scope and activity restrictions of the covenants set forth in paragraphs (a) through (d) of this Section 9 are reasonable, are necessary to protect the Company's legitimate business interests, do not violate public policy, and will not prevent the Executive from earning a living.

(f)    Return of Information and Other Property. On or before the last day of the Executive's employment with the Company (or any other time upon the Company's request), Executive shall deliver to the Company the original and all copies of all documents, records and property of any nature whatsoever, including, without limitation, telephones, computers, automobiles and other tangible personal property and any records, documents or property created by Executive that are in Executive's possession or control and that are the property of the Company or any of its Affiliates, except as authorized in writing or pursuant to the Company's then existing policies permitting withdrawing Executive to retain computers, cell phones or other items of Company property for their personal use. Executive further agrees that, within ten (10) days following the Qualifying Termination Date, the Executive shall deliver to the Company a certificate to the effect that all Protected Information and Company Trade Secrets stored on any computer owned by the Executive or owned by any person residing with the Executive have been deleted."

9. Section 10(b) is replaced in its entirety with the following Section 10(b) and the following new Section 10(c) is added immediately following Section 10(b):

"(b)    Assignment; Cooperation. Executive hereby assigns to the Company all of Executive's right, title and interest in and to all Inventions. During Executive's employment with the Company and at all times thereafter, upon the request of an authorized executive officer of the Company, Executive shall do any reasonable act and thing to assist the Company in any way to vest in the Company all of Executive's right, title and interest in and to all Inventions and to obtain, defend and enforce the Company's rights in all Inventions including, without limitation, agreeing to testify in any suit or other proceeding involving any Invention or document, to review, return or sign all documents that the Company reasonably determines to be necessary or proper, and to apply for, obtain or enforce any patents or copyrights relating to any Invention. If, after reasonable effort, the Company cannot secure Executive's signature on any document or thing needed in connection with the actions specified in this paragraph, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive's agent to act for and on Executive's behalf to execute, verify, and file any documents or do any other reasonable act or thing to further the purposes of this paragraph with the same force and effect as if executed or done by Executive. The Company shall compensate Executive at a reasonable rate for time actually spent assisting the Company with any of the foregoing after the last day of Executive's employment with the Company. Executive further waives all claims of any nature whatsoever which Executive now has or may in the future obtain for infringement of any rights assigned under this Agreement or otherwise."

"(c) Nondisparagement. At all times, Executive agrees not to disparage the Company or otherwise make comments harmful to the Company's reputation. However, nothing in this provision will be construed to prevent Executive from (i) testifying in response to a lawfully served subpoena, giving truthful testimony under oath, or otherwise complying with a lawful court or agency order; (ii) filing a charge with the Equal Employment Opportunity Commission (or cross-filing any equivalent fair employment charge with any state or local fair employment agency); (iii) cooperating with the Equal Employment Opportunity Commission or any federal, state, or local fair employment agency; or (iv) filing a complaint or cooperating with any government or law enforcement agency."

10. Section 12(b) ("Average Annual Cash Consideration") is deleted in its entirety and the following subsections are re-lettered accordingly.

11. The final sentence of Section 12(c) ("Cause") is replaced with the following:

"For purposes of this paragraph, no act or failure to act on the part of Executive shall be considered "intentional" or "willful" unless it is done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive's act or omission was in the best interests of the Company and its Affiliates, and any act or failure to act based upon authority pursuant to the Company's written policies or advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company and its Affiliates."

12. Section 12(d) ("Change of Control") is deleted in its entirety and replaced with the following.

"'Change in Control' shall mean (i) a sale, in one transaction or series of related transactions, of the Company's stock or Quad/Graphics, Inc. Voting Trust certificates, its merger, consolidation, reorganization or other transaction, the result of which is that voting control sufficient to elect a majority of the Board of Directors of the Company (or the Board of Directors of any Surviving Entity (as defined in Section 13(k)) no longer resides (A) in the Quad/Graphics, Inc. Voting Trust and any successor thereto, or (B) collectively in the family of Harry V. and Betty Quadracci, their lineal descendants, trusts, estates, foundations and other entities established for their benefit or effectively controlled by some or all of them or (ii) a sale of all or substantially all of the assets of the Company to an entity that is not controlled by one or more of the entities described in (A) or (B) above. Notwithstanding anything in this Agreement to the contrary, to the extent any provision of this Agreement would cause a payment or benefit not exempt from the requirements of Code Section 409A to be made because of the occurrence of a Change in Control, then such payment or benefit shall not be made unless such Change in Control also constitutes a "change in ownership," "change in effective control" or "change in ownership of a substantial portion of the Company's assets" within the meaning of Code Section 409A. Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of the applicable Change in Control (and other Executive rights that are tied to a Change in Control shall not be affected by this sentence)."

13. Section 12(f) ("Confidential Information") is deleted in its entirety and the following subsections are re-lettered accordingly.

14. Section 12(g) is deleted in its entirety and replaced with the following.

"'Disability' shall mean the Executive being considered disabled within the meaning of the Company's long-term disability insurance plan as a result of the Executive's incapacity due to physical or mental illness or, in the absence of such plan, the Executive is unable to perform the essential duties, responsibilities and functions of his position with the Company as a result of any mental or physical disability or incapacity that lasts for a period of one hundred and eighty (180) consecutive days even with reasonable accommodations of such disability or incapacity provided by the Company or if providing such accommodations would be unreasonable, all as determined by the Committee in its good faith judgment. The Executive shall cooperate in all respects with the Company if a question arises as to whether the Executive has become Disabled (including, without limitation, submitting to an examination by a medical doctor or other health care specialists selected by the Company and authorizing such medical doctor or such other health care specialist to discuss the Executive's condition with the Company)."

15. Section 12(h) is deleted in its entirety and replaced with the following.

"'Good Reason' shall mean without the Executive's express written consent the occurrence of any one or more of the following:

(i)    The Company materially reduces the amount of the Executive's then current Base Salary or annual bonus target (other than any change that applies to substantially all other executive officers); or

(ii)    The Company requires the Executive to be based at a location in excess of sixty (60) miles from the location of the Executive's principal job location or office as of the effective date of the first amendment to this Agreement; or

(iii)    A material diminution in the Executive's title, authority, power, duties, reporting requirements, or responsibilities or the assignment of duties to the Executive which are materially inconsistent with the Executive's position; or

(iv)    The failure of the Company to obtain the express assumption of, and agreement to perform under, this Agreement when such action is required pursuant to Section 13(k); or

(v)    Any other action or inaction by the Company that constitutes a material breach by the Company of the terms and conditions of this Agreement.

For purposes of this Agreement, the Executive is not entitled to assert that the termination is for Good Reason unless the Executive gives the Company's Board of Directors written notice of the event or events which are the basis for such claim within ninety (90) days after the event or events occur, describing such claim in reasonably sufficient detail to allow the Company's Board of Directors to address the event or events and a period of not less than thirty (30) days after such notice to cure or fully remedy the alleged condition."

16. Section 12(i) ("Noncompete Period") is deleted in its entirety and the following subsections are re-lettered accordingly.

17. Section 12(l) ("Inventions") is amended and restated to read as follows:

"'Inventions' shall mean all designs, discoveries, improvements, ideas, and works of authorship, whether or not patentable, trademarkable or copyrightable, including, without limitation, any novel or improved products, software, computer programs, processes, machines, promotional and advertising materials, data processing systems, circuits, mask works, flowcharts, algorithms, drawings, blue prints, schematics and other manufacturing and sales techniques, that were developed, generated or produced by Executive, either solely or jointly with others, at any time during Executive's employment with the Company and either (i) relate to (A) the business of the Company or any of its Affiliates or (B) the actual or demonstrably anticipated research or development of the Company or any of its Affiliates, (ii) result from any work performed by Executive for or on behalf of the Company or any of its Affiliates or (iii) are developed using property, assets or Protected Information of the Company or its Affiliates."

18. The following new defined terms are added to Section 12 and the existing defined terms are re-lettered to accommodate the new defined terms:

"'Applicable Affiliates" shall mean those Affiliates listed on Exhibit B to this Agreement; 'Applicable Foreign Affiliates' shall mean those Applicable Affiliates identified on Exhibit B as being incorporated in a jurisdiction other than a state in the United States; and 'Applicable U.S. Affiliates' shall mean those Applicable Affiliates identified on Exhibit B as being incorporated in a state in the United States.

'Limited Good Reason' shall mean without the Executive's express written consent the occurrence of the Company reducing the amount of the Executive's then current Base Salary by more than 10% (other than any change that applies to substantially all other executive officers). For purposes of this Agreement, the Executive is not entitled to assert that the termination is for Limited Good Reason unless the Executive gives the Company's Board of Directors written notice of the event that is the basis for such claim within ninety (90) days after the event occurs, describing such claim in reasonably sufficient detail to allow the Company's Board of Directors to address the event, and a period of not less than thirty (30) days after such notice to cure or fully remedy the alleged condition.

'Protected Information' shall mean proprietary business and other information of the Company and its Affiliates which is confidential and not generally known to, or readily ascertainable by, competitors of the Company or its Affiliates including, but not limited to: customer lists (including lists of potential customers); information regarding customer relationships, needs, or practices; skills, experience, compensation, incentives, and evaluations for employees; nonpublic financial information; sources of supply; processes; strategic plans; business methods; investment strategies and plans; sales and marketing plans and materials; future market and product plans; pricing information; research and development techniques, processes, product development, work processes or methodologies; analytical analyses; product analyses; inventions, formulas, or techniques; efficiency data and testing data; technology; drawings, engineering, code, code writing, software and hardware development and platform information; and internal memoranda and policies;; provided, however, that information that is (i) in the public domain (other than as a result of a breach of this Agreement or other unlawful means), (ii) approved for immediate release by the Company for use and disclosure without restriction, (iii) lawfully obtained from third parties who are not bound by a confidentiality agreement with the Company or its Affiliates, or (iv) independently developed without reliance on other Protected Information is not Protected Information.

'Qualifying Change in Control Termination' means a termination of employment under the following circumstances:

(i)    An involuntary termination of the Executive's employment by the Company for reasons other than Cause pursuant to a notice of termination delivered to the Executive by the Company upon or within 24 months after a Change in Control; or

(ii)    A voluntary termination by the Executive for Good Reason pursuant to a notice of termination delivered to the Company by the Executive upon or within 24 months after a Change in Control.

Termination of employment shall have the same meaning as "separation from service" within the meaning of Treasury Regulation §1.409A‑1(h). Anything in this Plan to the contrary notwithstanding, (A) if a Change in Control occurs and if the Executive's employment was terminated under circumstances that would have constituted a Qualifying Change in Control Termination except that it took place during the period from ninety (90) days prior to the date on which a definitive transaction agreement contemplating a Change in Control is signed until the consummation of such Change in Control, rather than on or after the Change in Control, and if it is reasonably demonstrated by the Executive that such termination of employment was due to the Change in Control, then for all purposes of this Plan such termination of employment shall be deemed a "Qualifying Change in Control Termination," with the applicable benefits (less any benefits that have already been paid as a result of the earlier termination of employment) being paid on the later of sixty (60) days after the termination or the Change in Control, and (B) if the Change in Control is a sale of all or substantially all of the assets of the Company and the purchaser of the assets in the Change in Control (or one of its affiliates) offers the Executive continuing employment following the Change in Control on substantially the same terms and conditions as were in effect prior to the Change in Control, then the Executive shall not be deemed to have a Qualifying Change in Control Termination solely by virtue of the termination of the Executive's employment with the Company upon the Change in Control and commencement of such continuing employment with the purchaser or one of its affiliates immediately after the Change in Control.

'Qualifying General Severance Termination' means a termination of employment under the following circumstances:

(i)    An involuntary termination of the Executive's employment by the Company for reasons other than Cause pursuant to a notice of termination delivered to the Executive by the Company at any time other than upon or within 24 months after a Change in Control; or

(ii)    [For Messrs. Fowler, Frankowski and Blais: "A voluntary termination by the Executive for Limited Good Reason pursuant to a notice of termination delivered to the Company by the Executive at any time other than upon or within 24 months after a Change in Control." For Mr. Quadracci: "A voluntary termination by the Executive for Good Reason pursuant to a notice of termination delivered to the Company by the Executive at any time other than upon or within 24 months after a Change in Control."]

Termination of employment shall have the same meaning as "separation from service" within the meaning of Treasury Regulation §1.409A‑1(h).

'Qualifying Termination Date' means the date on which a Qualifying Change in Control Termination or a Qualifying General Severance Termination occurs.

'Restricted Products/Services' means collectively (i) products or services that compete with (A) the products or services that were sold, provided, or offered for sale by the Company or the Applicable U.S. Affiliates within the continental United States ("Restricted U.S. Products/Services"), or (B) the products or services that were sold, provided, or offered for sale by the Applicable Foreign Affiliates in any country of the world ("Restricted Foreign Products"), within the twenty-four (24) months prior to Executive's Qualifying Termination Date; and (ii) products or services that were the subject of documented research, development, or pre-production efforts by the Company or any of the Applicable Affiliates, within the twenty-four (24) months prior to Executive's Qualifying Termination Date and regarding which the Executive had knowledge of Protected Information or Trade Secrets or personal involvement in customer relationships ("Other Restricted Products/Services").

'Termination Base Salary' means an amount equal to the Base Salary, whether or not deferred, as determined at the time of (i) the Termination Date or (ii) the date of an earlier Change in Control, whichever is greater.

'Trade Secrets' means information of the Company, including a formula, pattern, compilation, program, device, method, technique or process to which all of the following apply: (i) the information derives independent economic value, actual or potential, from not being known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) the information is the subject of efforts to maintain its secrecy that are reasonable under the circumstances."

[For Mr. Fowler only: Section 13(h) is deleted in its entirety and replaced with the following:

"(h)    Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida, excluding conflicts of law principles."]

19. Section 13(k) ("Assignment of Agreement") is deleted in its entirety and replaced with the following:

"(k)    Assignment of Agreement. The Company shall require any person or entity (i) to which the Company sells, assigns or transfers all or substantially all of its business and assets, (ii) into which the Company merges or consolidates or otherwise combines (where the Company does not survive such combination) or (iii) that otherwise acquires or becomes a successor to the Company, whether or not in connection with a Change in Control (a "Surviving Entity") to expressly in writing assume and agree to perform under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such transaction had taken place; provided that no such express assumption or agreement shall be required to the extent such assumption and obligation to perform occurs automatically by operation of law or to the extent the Surviving Entity is otherwise required to perform under this Agreement without such assumption. Regardless of whether such agreement is executed, the terms of this Agreement shall be binding upon any Surviving Entity in accordance with the operation of law and such Surviving Entity shall be deemed the "Company" for purposes of this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's beneficiary (if a valid beneficiary designation is on file with the Company at the time of the Executive's death) or to the Executive's estate."

20. New Section 13(n) is added:

"(n)    Code Section 409A. To the extent applicable, it is intended that this Agreement comply with the provisions of Code Section 409A. This Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause this Agreement to fail to satisfy Code Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Code Section 409A). Notwithstanding anything contained herein to the contrary, for all purposes of this Agreement, Executive shall not be deemed to have had a termination of employment until Executive has incurred a separation from service as defined in Treasury Regulation §1.409A-1(h) and, solely to the extent required to avoid accelerated taxation and/or tax penalties under Code Section 409A, payment of the amounts payable under this Agreement that would otherwise be payable during the six-month period after the date of termination shall instead be paid on the first business day after the expiration of such six-month period, plus interest thereon, at a rate equal to the applicable "Federal short-term rate" (as defined in Code Section 1274(d)) for the month in which such date of termination occurs, from the respective dates on which such amounts would otherwise have been paid until the actual date of payment. In addition, for purposes of this Agreement, each amount to be paid and each installment payment shall be construed as a separate, identified payment for purposes of Code Section 409A. With respect to expenses eligible for reimbursement under the terms of this Agreement: (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year; and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a "deferral of compensation" within the meaning of Code Section 409A."

[For Mr. Fowler only: New Section 13(o) is added:

"(o)    Notices. Any notice, request, or consent required or given pursuant to this Agreement shall be in writing and sent by same-day hand-delivery, recognized overnight courier, charges prepaid, or by certified mail, return receipt requested, postage prepaid: (i) if to the Company, then to: Quad/Graphics, Inc., ATTN: General Counsel, N61 W23044 Harry's Way,

Sussex, Wisconsin 53089-3995; (ii) if to the Executive, then to the Executive at: __________________. A notice, request or consent so given under this Agreement is effective upon delivery of same or the refusal to accept delivery thereof. The parties agree to use reasonable efforts to send copies of all notices simultaneously by facsimile or electronic transmission for their mutual convenience. Either party may change the party's address for purposes of this Section by giving ten (10) days' prior written notice thereof to the other party."]

21. New Exhibit B is added:

Applicable Affiliate	Country/State of Incorporation/Organized
Anselmo L. Morvillo S.A.	Argentina
Chemical Research/Technology Co.	WI
COPAC, Inc.	SC
Marin's International SAS	France
Plural Industria Grafica Ltda.	Brazil
QG Printing II LLC	CT
QG Printing III Co.	DE
QG, LLC	DE
Quad Logistics Services, LLC	DE
Quad Packaging, Inc.	WI
Quad/Graphics Colombia S.A.	Colombia
Quad/Graphics Commercial & Specialty LLC	WI
Quad/Graphics Europe Sp. z o.o	Poland
Quad/Graphics Marketing, LLC	WI
Quad/Graphics Peru S.A.	Peru
[For Messrs. Quadracci and Fowler only: Quad/Med, LLC]	WI
Quad/Tech, Inc.	WI
Reproducciones Fotomecanicas S.A. de C.V.	Mexico
Tempt LLC	WI
Transpak Corporation	WI
Unigraphic, Inc.	MA
* * * * *

Except as set forth herein, the Agreement is not otherwise modified or amended hereby and remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of __________ _____, 2016.

Quad/Graphics, Inc.
("Company")	("Executive")

By:
Name:
Title: